Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of May 14, 2012, by and between EDWARD P. LOOMIS, JR., a resident of the State of Georgia (“Employee”) and COLONY BANKCORP, INC., a Georgia corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, Employee and Employer have had discussions for Employer to employ Employee as President and Chief Executive Officer of Employer, and Employer and Employee now desire to enter into a comprehensive employment agreement to set forth the terms and conditions of Employee’s employment with Employer; and

WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of such agreement;

NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment and Duties. Employer hereby employs Employee to serve as Employer’s President and Chief Executive Officer and to perform such duties and responsibilities as customarily performed by persons acting in such capacities and such other duties as may be from time to time delegated to Employee by the Employer’s Board of Directors. During the terms of this Agreement, Employee will devote his full time and effort to his duties hereunder. Employee will report directly to the Employer’s Board of Directors. This Agreement shall replace all former oral or written agreements between Employer and Employee.

2.             Term. The term of this Agreement is 24 months, beginning on the effective date written above, unless the Agreement is earlier terminated as provided for herein.

3.             Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee an annual salary in the amount of $245,000.00 (“Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Employer’s payroll practices from time to time. Employer’s Board of Directors shall review Employee’s Salary annually at the same time that other members of Employer’s senior executive officers are reviewed, and the Board may, in its sole discretion, adjust Employee’s Salary from year to year during the term of this Agreement subject to the review of the compensation committee of the Employer’s Board of Directors. The annual compensation adjustment (regardless of form) will be determined after taking into account, among other things, changes in the cost of living, Employee’s performance, and Employer’s performance. Notwithstanding this paragraph, any action or review of Employee may be delegated by the Board to an officer or an appropriate committee of the Board.

4.             Expenses. So long as Employee is employed under this Agreement, Employee is entitled to receive reimbursement for, or seek payment directly from Employer of, all reasonable expenses that are consistent with the normal policy of Employer in the performance of Employee’s duties under this Agreement, provided that Employee accounts for such expenses in writing.

5.             Employee Benefits. So long as Employee is employed under this Agreement, Employee will be entitled to participate in all employee benefit plans covering Employer’s senior executive officers, which shall include, for example, the provision by Employer of life, health, and disability insurance coverage for Employee and his family, as determined in the discretion of Employer’s Board of Directors, and the participation by Employee in the retirement plan offered by Employer to its senior executive officers.

6.             Vacation. Employee shall be entitled to take vacation in accordance with Employer’s vacation policy for senior executive officers in effect at the time the vacation is to be taken.

7.             In addition to the compensation provided above Employee shall receive the following benefits:

(a)           Employee will be provided, at Employer’s expense, an automobile suitable for Employee’s work-related travels, and Employee will be reimbursed for reasonable and customary expenses incurred by Employee in operating and maintaining such automobile; such expenses must be documented and submitted to Employer at least once a month.

(b)           Employer shall reimburse Employee for dues paid to any fraternal or civic organization, or other social club, of a kind customarily joined by a person in Employee’s position.

8.             Confidentiality. Employee will have access to confidential information, trade secrets, and other proprietary information of vital importance to Employer and will also develop valuable relationships with customers, employees, and others who deal with Employer and who are valuable to Employer. Employer requires as a condition to Employee’s employment that Employee agree to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Employer. In consideration of the terms and conditions contained in this Agreement, the parties hereby agree as follows:

8.1           Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted, and proprietary information concerning various Business Opportunities, customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties under this Agreement, as an essential incident of Employee’s employment with Employer.

8.2           For the purposes of this Section, the following definitions shall apply:

8.2.1           “Trade Secret” shall mean the identity and addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and that is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

8.2.2           “Confidential Information” shall mean any data or information, other than Trade Secrets, that is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their salaries and benefits and any other terms of their employment, and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

8.2.3           “Business Opportunities” shall mean any specialized information or plans of Employer concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.

8.2.4            Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(i)          that is or becomes generally known to the public;

(ii)         that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(iii)        that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(iv)       that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

(v)        that is approved for release by Employer’s Board of Directors.

8.3           Employee shall not, without the prior approval of Employer’s Board of Directors, during his employment with Employer and for so long thereafter as the information or data remains Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets of Employer, its affiliates, or of any other person or entity making Trade Secrets available for Employer’s use.

8.4           Employee shall not, without the prior written consent of Employer, during his employment with Employer and for a period of 24 months thereafter as long as the information or data remains competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 8.2 of this Agreement.

9.             Observance of Security Measures. While employed by Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Employer.

10.           Return of Materials. Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals, or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

11.           Severability. Employee acknowledges and agrees that the covenants contained in Sections 8 through 10 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and shall be severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit, or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 8 through 10 of this Agreement.

12.           Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 8 through 10 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that ascertaining and calculating damages in the event of Employee’s breach of any covenant contained in Sections 8 through 10 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

13.           Termination. During the term of this Agreement, Employee’s employment, including, except as otherwise provided in this Section 13, all compensation, salary, expense reimbursement, and employee benefits, may be terminated as follows:

13.1         At the election of Employer for Cause;

13.2         At Employee’s election, for Good Reason or upon Employer’s breach of any material provision of this Agreement;

13.3         “Cause” shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence, or willful misconduct in the performance of his duties; (ii) the conviction (from which no appeal may be, or is, timely taken) of the Employee for committing a felony; (iii) initiation of suspension or removal proceedings against the Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of applicable federal or state laws or regulations that may be in effect from time to time; (iv) the knowing violation of federal or state banking laws or regulations; or (v) the willful failure or refusal to perform a duly authorized directive of the Employer’s boards of directors.

13.4         Upon Employee’s death, or, at the election of either party, upon Employee’s disability as determined in accordance with the standards and procedures under Employee’s then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in place, upon Employee’s disability resulting in inability to perform the duties described in Section 1 of this Agreement for a period of 180 consecutive days.

13.5         At Employee’s election, upon delivery of 30-day written notice to Employer, for any reason other than those set forth in Section 13.2 of this Agreement.

13.6         “Good Reason” shall mean action taken by Employer that results in:

(i)             a material change in Employee’s status, offices, titles, reporting requirements, or duties or responsibilities with Employer, as in effect on the effective date of this Agreement.

(ii)            a reduction in Employee’s Salary and benefits, as in effect on the effective date of this Agreement or as the same may be increased from time to time, unless a similar reduction is made in salary and benefits of all similarly situated officers of Employer; or

13.7         If this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause, (ii) by Employee for Good Reason or (iii) upon Employer’s breach of this Agreement, then Employer shall pay to Employee as Employee’s sole remedy any remaining portion of Employee’s Salary, as defined in Section 3 of this Agreement, that is payable to Employee through the end of the 24-month term of this Agreement. Employer and Employee each acknowledge that Employer is a TARP recipient as of the date of this Agreement’s execution, meaning that the United States Department of the Treasury currently holds an equity ownership interest in Employer and that, as a result, Employer is currently subject to restrictions on executive compensation under federal law that would forever prohibit the payment of the severance benefits described in this Section 13.7 if, on the date of Employee’s termination of employment, Employer remains a TARP recipient with obligations outstanding to the United States Treasury Department. Further, Employer and Employee each acknowledge that if Employer is subject to the provisions of Part 359 of the FDIC’s regulations, which sets forth rules relating to the payment of certain severance benefits, as of the date that any severance benefits are payable under this Section 13.7, then Employer will be legally prohibited from paying any such benefits unless and until the necessary regulatory approval has been received.

13.8         If the Agreement is terminated either for Cause or by Employee under Section 13.5 of this Agreement, Employee shall receive no further compensation or benefits, other than any portion of Employee’s Salary and other compensation accrued through the date of such termination.

14.           Notice. All notice provided for or required under this Agreement shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Employer:	Colony Bankcorp, Inc.
Attention: Terry L. Hester, CFO
115 South Grant Street
Fitzgerald, Georgia 31750

With a copy to:	Edward J. Harrell
Stuart E. Walker
Martin Snow, LLP
240 Third Street
Macon, Georgia 31202-1606

Employee:	Edward P. Loomis, Jr.
1644 Bass Road, No. 1816
Macon, Georgia 31210

15.           Covenant Not to Solicit.

15.1         For purposes of this Section 15, Employer and Employee conduct the following business in the following geographic areas:

15.1.1                Employer engages in the banking business; originates, closes, and sells loans; receives deposits and otherwise engages in the business of banking that will continue (“Business of Employer”).

15.1.2                After the date of this Agreement, Employer will actively conduct Business of Employer from its main office in Fitzgerald, Georgia (“Main Office”), and in the geographic areas encompassed by over thirty locations in the middle and south Georgia cities of Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. (“Branches”).

15.1.3                 Employee has established business relationships and performs the duties described in this Agreement in the geographic area covered by circles having a radius of 50 miles from the Main Office or Branches of Employer and its subsidiaries and will work primarily in such area while in the employ of Employer.

15.2         Employee acknowledges that the loyalty of Employer’s employees is vitally important to Employer’s business. Accordingly, Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of his employment with Employer for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Employer to terminate his or her employment with Employer, and, Employee further agrees that, for a period of 12 months after the termination of employment by any employee of Employer, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm, or corporation. Employee further agrees that information as to the capabilities of Employer’s employees, their salaries and benefits, and any other terms of their employment are Confidential Information and proprietary to Employer.

15.3         Employee agrees that both during the term of this Agreement and for a period of 12 months after termination of his employment with Employer for any reason Employee will not solicit any customers of Employer with whom Employee had contact during his employment with Employer for the purpose of providing to any such customers the same or substantially similar services that Employee rendered to Employer’s customers while employed by Employer.

15.4         Employee and Employer shall periodically amend this Agreement by updating the address referenced in Section 15.1.2 of this Agreement so that it at all times lists the then current geographic area served by Employer for which Employee performs the duties described in this Agreement.

15.5         The covenants contained in this Section 15 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties. The existence of any claim or cause of action by Employee against Employer, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Employer of said covenants.

16.           Miscellaneous.

16.1         This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings, oral or written, between the parties other than those set forth in this Agreement.

16.2         This Agreement shall be governed by the laws of the State of Georgia, without regard to any principles of conflict of laws under Georgia law.

16.3         Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

16.4         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

16.5         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Employer:	Employee:

COLONY BANKCORP, INC.

BY:
GENE WALDRON	EDWARD P. LOOMIS, JR.
Chairman of the Board of Directors